UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 12, 2013

CALA ENERGY CORP.
(Exact name of registrant as specified in Charter)

Nevada	333-148005	20-8009362
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

P.O. Box 172
Bahama, NC 27503
 (Address of Principal Executive Offices)

(267) 350-6511
 (Registrant’s Telephone number)

Xodtec  LED, Inc.
(Former name, if changed since last report)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (646) 895-7152
Fax: (212) 370-7889
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 5.07	Submission of Matters to a Vote of Security Holders

On September 12, 2013, the shareholders of the Issuer approved an amendment to the Issuer’s articles of incorporation which changed the name of the Issuer to Cala Energy Corp.  On September 16, 2013, the Issuer’s articles of incorporation were amended to reflect the change of corporate name.

The change of name reflects the Issuer’s proposed business operations.  The Issuer has organized a subsidiary under the laws of Indonesia, in which the Issuer has a 95% interest, and, through this subsidiary, the Issuer intends to offer services to gas and oil fields predominantly located in Southeast Asia.  These proposed services are expected to include enhanced oil recovery and supplying materials to the oil fields.  Before the subsidiary can commence operations or solicit business, it requires various permits and licenses. Although the Issuer expects to obtain the required permits and licenses during the fourth quarter of 2013, the Issuer cannot give any assurance as to when or whether the permits and licenses will be issued or whether it will be able to generate any business.  The Issuer's previous efforts to engage in a business were not successful.

The amendment to the articles of incorporation was approved by a written consent of the holder of 246,265,531 shares of common stock, representing 73.6% of the 334,757,357 outstanding shares of common stock.

Item 9.01	Financial Statements and Exhibits.

Exhibits

3.1	Certificate of amendment to the articles of incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2013	Xodtec LED, Inc.

	By:	/s/ Terry Butler
Terry Butler
Chief Executive Officer